                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                             C-COR ELECTRONICS INC
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)


                             C-COR ELECTRONICS INC
    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

                [LOGO OF C-COR         60 DECIBEL ROAD
                 ELECTRONICS INC       STATE COLLEGE, PA 16801 USA
                 APPEARS HERE]         814-238-2461/800-233-2267

                                          September 15, 1995

Dear Shareholder:

  It is my pleasure to invite you to attend the 1995 Annual Meeting of Shareholders of C-COR Electronics, Inc. The meeting will be held on Tuesday, October 17, 1995, at 9:00 a.m. at the headquarters of C-COR Electronics, Inc., 60 Decibel Road, State College, Pennsylvania.

  This year, you are being asked to elect three Directors to serve for a term of three years. In addition, I will be giving a report on the status of the Company's business, followed by an opportunity for shareholders and guests to comment and ask questions.

  It is important that your shares be represented at the meeting, regardless of the number you may hold. Whether or not you plan to attend, please sign, date and return your proxy card as soon as possible. This will not prevent you from voting your shares in person if you attend.

  I look forward to meeting with you on October 17.

                                          Sincerely,

                                          /s/ Richard E. Perry

                                          Richard E. Perry
                                          Chairman and Chief Executive Officer

Enclosures

                [LOGO OF C-COR          60 DECIBEL ROAD
                 ELECTRONICS INC        STATE COLLEGE, PA 16801 USA
                 APPEARS HERE]          814-238-2461/800-233-2267

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                               OCTOBER 17, 1995

TO THE SHAREHOLDERS:

  The Annual Meeting of Shareholders of C-COR Electronics, Inc. will be held at the offices of the Corporation, 60 Decibel Road, State College, Pennsylvania, on Tuesday, October 17, 1995, at 9:00 a.m. for the following purposes:

  1. To elect three Directors to serve for a term of three years and until their successors are elected and qualified.

  2. To transact such other business as may properly come before the meeting.

  The Board of Directors has fixed September 8, 1995, as the record date for determining the holders of Common Stock entitled to notice of and to vote at the meeting and any adjournments. Consequently, only holders of Common Stock of record on the transfer books of the Corporation at the close of business on September 8, 1995, will be entitled to notice of and to vote at the meeting and any adjournments.

  Please complete, date and sign the enclosed proxy and return it promptly. If you attend the meeting, you may vote in person.

                                          /s/ CHRIS A. MILLER

                                          CHRIS A. MILLER
                                          Vice President-Finance,
                                          Secretary and Treasurer

September 15, 1995

                [LOGO OF C-COR          60 DECIBEL ROAD
                 ELECTRONICS INC        STATE COLLEGE, PA 16801 USA
                 APPEARS HERE]          814-238-2461/800-233-2267

                                PROXY STATEMENT

                                      FOR

          ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 17, 1995

  This Proxy Statement is furnished to shareholders at the direction and on behalf of the Board of Directors of C-COR Electronics, Inc., a Pennsylvania corporation (the "Corporation"), for the purpose of soliciting proxies for use at the Annual Meeting of Shareholders of the Corporation to be held on Tuesday, October 17, 1995, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders. This Proxy Statement and the accompanying proxy are being mailed or given to shareholders of the Corporation on or about September 15, 1995.

  The shares represented by the proxy will be voted if the proxy is received in time for the meeting. However, any proxy given pursuant to this solicitation may be revoked at any time before it is exercised by giving notice of such revocation to the Secretary of the Corporation, by appearing at the meeting and voting in person, or by returning a later dated proxy.

  The persons named in the accompanying proxy will vote as set forth under "Election of Directors" with respect to the election of Directors. With respect to other matters which may properly come before the meeting, the persons named in the accompanying proxy will vote in their discretion.

  Only shareholders of record at the close of business on September 8, 1995, will be entitled to vote at the Annual Meeting. On such date, there were 9,530,226 shares of the Corporation's Common Stock outstanding, each share being entitled to one vote, except that the holders have cumulative voting rights in the election of Directors. This means that in the election for the class of Directors to be elected for a term expiring in 1998, shareholders may multiply the number of votes to which they are entitled by the number of Directors to be elected in that class, and the whole number of such votes may be cast for one nominee or distributed among any two or more nominees in such class. To cumulate votes in this manner, the proxy must be clearly marked to indicate the number of votes to be cast for each nominee. Execution of a proxy giving authority to vote for the nominees named herein will give discretion to the named proxies to vote shares cumulatively for fewer than all nominees. The presence at the meeting, in person or by proxy, of the holders of a majority of the shares of Common Stock outstanding on the record date will constitute a quorum at the meeting. Votes withheld and abstentions will be counted in determining the presence of a quorum but will not be voted. Broker non-votes will not be counted in determining the presence of a quorum and will not be voted.

  Information contained in this Proxy Statement concerning the number of shares of Common Stock reflects the two-for-one stock split effected on December 5, 1994.

  The cost of preparing and mailing the Notice of Annual Meeting, this Proxy Statement and form of proxy, will be borne by the Corporation. In addition to use of the mails, proxies may be solicited by officers, Directors and other employees of the Corporation by telephone or personal solicitation. No additional compensation will be paid to such individuals. The Corporation may also pay persons holding stock in their names, or those of their nominees, for their expenses in sending proxies and proxy materials to beneficial owners.

                             ELECTION OF DIRECTORS

  Three Directors are to be elected, each Director to hold office for a term of three years or until his or her successor shall have been elected and qualified. The shares represented by the proxy will be voted for the nominees whose names appear herein, unless authority to vote for one or more of such nominees is specifically withheld in the proxy. The persons designated as proxies will have the right to vote cumulatively and to distribute their votes among such nominees as they consider advisable. They reserve full discretion to cast votes for another person in the event that any nominee is unable to serve. Management has made no decision as to which, if any, nominees for Director might be excluded in the event of cumulative voting. All of the nominees have indicated that they are willing to stand for election, and are willing to serve, if elected, but if any of them should decline to serve or become unavailable, an event which the Board of Directors does not anticipate, the persons named in the proxy will vote for such nominees as may be designated by the Board of Directors unless the Board of Directors reduces the number of Directors accordingly.

  The following table sets forth information as to nominees for Directors of the Corporation. The offices referred to in the table are offices of the Corporation, unless otherwise indicated.

                    INFORMATION REGARDING DIRECTOR NOMINEES

                                     PRINCIPAL OCCUPATIONS
                                      AND BUSINESS DURING               YEAR FIRST
                                      LAST FIVE YEARS AND               ELECTED AS
 NOMINEE AND AGE                     CURRENT DIRECTORSHIPS               DIRECTOR
 ---------------                     ---------------------              ----------

To be elected for a term expiring in 1998:

Anne P. Jones, 60             Telecommunications Consultant, since         1989
                              October 1994; Partner, Washington, D.C.
                              office of law firm of Sutherland, Asbill &
                              Brennan from September 1983 until October
                              1994; Commissioner, Federal Communications
                              Commission from March 1979 until May 1983.
                              Director, Motorola Inc. and IDS Mutual
                              Fund Group.

Dr. James J. Tietjen, 62      Head of Department of Management and         1987
                              Engineering Management, The Stevens
                              Institute of Technology, since August
                              1994; President and Chief Executive
                              Officer, SRI International, a non-profit
                              scientific research firm, from December
                              1990 to January 1994; President and Chief
                              Operating Officer, David Sarnoff Research
                              Center, Inc., a contract research
                              laboratory, from April 1987 through
                              November 1990.

John J. Omlor, 60             President and Chief Executive Officer,       1989
                              John J. Omlor Associates, Ltd., a general
                              business consulting firm, since 1981;
                              Executive Vice President and Chief
                              Financial Officer, Paper Manufacturers
                              Co., a manufacturer of office consumables
                              and medical packaging, since September 1987.
                              Director, Paper Manufacturers Co. and
                              FCG, Inc.

Continuing Members of the Board of Directors--terms expiring in 1996:

I.N. Rendall Harper, Jr., 57  President, Chief Executive Officer and       1982
                              Treasurer, American Micrographics Company,
                              a computer graphics company, since 1977.
                              Director, Federal Reserve Bank of
                              Cleveland, Keystone Minority Capital Fund
                              and Duquesne University.

                                      PRINCIPAL OCCUPATIONS
                                       AND BUSINESS DURING           YEAR FIRST
                                       LAST FIVE YEARS AND           ELECTED AS
        NOMINEE AND AGE               CURRENT DIRECTORSHIPS           DIRECTOR
        ---------------               ---------------------          ----------
 Dr. Frank Rusinko, Jr., 64    Senior Scientist and Director,           1990
                               Carbon Research Center, since
                               August 1991 and The Anthracite
                               Institute and The Cooperative
                               Program in Coal Research, since
                               July 1992, College of Earth and
                               Mineral Sciences, The Pennsylvania
                               State University; President, Intech
                               EDM, a division of Intech
                               Technology, N.V., a supplier to the
                               electrical discharge machining
                               after-market, from 1989 until
                               August 1991 and Honorary President
                               from August 1991 to December 1993;
                               Chairman, Transor Filter, U.S.A., a
                               manufacturer of filtration systems,
                               since August 1991.

Continuing Members of the Board of Directors--terms expiring in 1997:

Richard E. Perry, 65           Chairman since June 1986; Chief          1985
                               Executive Officer since July, 1985;
                               President from July 1985 through
                               December 1992.

Dr. Philip L. Walker, Jr., 71  Evan Pugh Professor Emeritus of          1960
                               Materials Science, The Pennsylvania
                               State University, since January
                               1983.

 Donald M. Cook, Jr., 64       President and Chief Operating            1988
                               Officer, SEMCOR, Inc., a
                               corporation providing systems
                               engineering and management
                               services, since May 1990.

                 SECURITY OWNERSHIP OF DIRECTORS AND OFFICERS

  The following table shows, as of June 30, 1995, as to each Director and nominee for Director of the Corporation, and as to the Chief Executive Officer and the executive officers of the Corporation listed in the Summary Compensation Table included elsewhere in this Proxy Statement, and all of the Corporation's Directors, Director nominees and executive officers as a group, the amount and nature of beneficial ownership of the Corporation's Common Stock owned by such individuals. All stock with respect to which a person has the right to acquire beneficial ownership within 60 days is considered beneficially owned by that person for purposes of this table even though such stock may not be actually outstanding. Unless otherwise noted, all shares are owned directly or indirectly with sole voting and sole investment power.

 AME OF BENEFICIALN                               AMOUNT AND NATURE OF PERCENT OF
      OWNER                                       BENEFICIAL OWNERSHIP   CLASS
------------------                                -------------------- ----------
 Jack B. Andrews                                         61,306(1)         *
 Donald M. Cook, Jr.                                      6,000(2)         *
 David J. Eng                                             4,123(3)         *
 Daniel W. Finch                                         14,862(4)         *
 I.N. Rendall Harper, Jr.                                 8,000(2)(5)      *
 Robert E. Hoffman                                        4,300(6)         *
 Anne P. Jones                                            5,000(2)         *
 Gerhard B. Nederlof                                     12,161(7)         *
 John J. Omlor                                           14,000(2)(8)      *
 Richard E. Perry                                       260,631(9)        2.7%
 William W. Provett, Jr.                                  5,454(10)        *
 Dr. Frank Rusinko, Jr.                                   5,500(11)        *
 Dr. James J. Tietjen                                     8,000(2)         *
 Dr. Philip L. Walker, Jr.                               34,000(2)         *
 All Directors, Director Nominees and executive
  officers as a group (15 persons)                      448,017(12)       4.6%

--------
  *Represents less than 1% of the Corporation's Common Stock
 (1) Includes options (exercisable at June 30, 1995 or within sixty days thereof) to purchase 31,306 shares of Common Stock.
 (2) Includes options (exercisable at June 30, 1995 or within sixty days thereof) to purchase 4,000 shares of Common Stock granted pursuant to the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan.
 (3) Includes options (exercisable within sixty days after June 30, 1995) to purchase 4,000 shares of Common Stock and 23 shares of Common Stock held for Mr. Eng's account in the Corporation's Retirement Savings and Profit Sharing Plan.
 (4) Includes options (exercisable at June 30, 1995) to acquire 1,300 shares of Common Stock and 2,052 shares of Common Stock held for Mr. Finch's account in the Corporation's Retirement Savings and Profit Sharing Plan.
 (5) Mr. Harper disclaims beneficial ownership of 2,000 shares owned by his wife.
 (6) Includes options (exercisable at June 30, 1995 or within sixty days thereof) to purchase 4,000 shares of Common Stock.
 (7) Includes options (exercisable at June 30, 1995 or within sixty days thereof) to purchase 10,161 shares of Common Stock.
 (8) Includes 10,000 shares of Common Stock held in a deferred benefit plan, as to which Mr. Omlor has voting and investment power.
 (9) Includes options (exercisable at June 30, 1995) to purchase 152,000 shares of Common Stock and 8,631 shares of Common Stock held for Mr. Perry's account in the Corporation's Retirement Savings and Profit Sharing Plan.
(10) Includes options (exercisable at June 30, 1995 or within sixty days thereof) to purchase 4,000 shares of Common Stock, 73 shares of Common stock held for Mr. Provett's account in the Corporation's Retirement Savings and Profit Sharing Plan and 930 shares of Common Stock held by Mr. Provett's spouse.
(11) Includes options (exercisable at June 30, 1995 or within sixty days thereof) to purchase 3,500 shares of Common Stock granted pursuant to the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan.
(12) Includes the shares referred to in the notes above, and options (exercisable at June 30, 1995 or within sixty days thereafter) to purchase 3,000 shares of Common Stock held by, and 180 shares of Common Stock held in the Corporation's Retirement Savings and Profit Sharing Plan for the account of, another executive officer of the Corporation. The Directors and officers disclaim beneficial interest of a total of 2,000 shares owned by, or held for the benefit of, members of their respective families.

                            ADDITIONAL INFORMATION

BOARD OF DIRECTORS

  The Board of Directors held six meetings during the fiscal year ended June 30, 1995. Each of the incumbent Directors attended over 75% of the meetings of the Board of Directors and Committees on which they served. Non-employee board members received an annual retainer of either $6,000 if they did not serve as the chairperson of any Committee or $6,500 if they served as a chairperson and $1,000 for each meeting of the Board of Directors or Committees thereof, during the last fiscal year. In addition, under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, each non-employee Director receives a grant of options to purchase 1,000 shares of the Corporation's Common Stock upon their initial election to that position and an annual grant of options to purchase 250 shares of the Corporation's Common Stock thereafter. The options granted under the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan have an exercise price equal to the fair market value of the Common Stock on the date of grant.

  The standing committees of the Board are the Executive Committee, the Audit Committee, the Compensation Committee and the Strategic Planning Committee. The members of all of these committees are appointed by the Board. The Board does not have a Nominating Committee.

EXECUTIVE COMMITTEE

  The Executive Committee consists of Richard E. Perry (Chairman), Donald M. Cook, Jr., I.N. Rendall Harper, Jr. and John J. Omlor. During intervals between meetings of the Board of Directors, the Executive Committee may exercise all powers of the Board of Directors in the management of all affairs of the Corporation in such manner as the Committee deems to be in the best interests of the Corporation. The Committee met three times during the last fiscal year.

AUDIT COMMITTEE

  The Audit Committee consists of Dr. Philip L. Walker, Jr. (Chairman), Anne
P. Jones and Dr. Frank Rusinko, Jr. The Audit Committee is responsible for determining the adequacy of corporate accounting, financial and operating controls and meets with the Corporation's internal and independent auditors to review the services rendered by them to the Corporation. During the last fiscal year, the Audit Committee held three meetings.

COMPENSATION COMMITTEE

  The Compensation Committee consists of Donald M. Cook, Jr. (Chairman), Anne
P. Jones and Dr. James J. Tietjen. The Compensation Committee is responsible for managing the Corporation's 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan and the Employee Profit Incentive Plan and approving the salaries of officers of the Corporation. No member of the Compensation Committee is an executive officer of a company on whose board an executive officer of the Corporation serves as a director. The Compensation Committee held five meetings during the last fiscal year.

STRATEGIC PLANNING COMMITTEE

  The Strategic Planning Committee, consisting of Dr. James J. Tietjen (Chairman), I.N. Rendall Harper, Jr., John J. Omlor, Richard E. Perry, Dr. Frank Rusinko, Jr. and Dr. Philip L. Walker, Jr., permits the Corporation's management to discuss strategic planning with experienced Directors. The Committee held two meetings during the last fiscal year.

DEADLINE FOR SHAREHOLDERS' PROPOSALS

  The Corporation must receive any proposal which a shareholder wishes to submit to the 1996 Annual Meeting of Shareholders before May 17, 1996, for inclusion in the proxy material for that meeting.

                               PRINCIPAL HOLDERS

  The following table sets forth as of September 8, 1995 the beneficial ownership of the Corporation's Common Stock by each person who is known by the Corporation to own beneficially more than 5% of the issued and outstanding shares of the Corporation's Common Stock.

 NAME AND ADDRESS OF                AMOUNT AND NATURE OF PERCENT
  BENEFICIAL OWNER                  BENEFICIAL OWNERSHIP OF CLASS
 -------------------                -------------------- --------
 FMR Corp.                               1,167,360(1)      12.2%
 82 Devonshire Street
 Boston, MA 02109
 Smith Barney Holdings Inc.                937,961(2)       9.8%
 388 Greenwich Street
 New York, New York 10013
 Twentieth Century Companies, Inc.         800,000(3)       8.4%
 4500 Main Street
 P.O. Box 418210
 Kansas City, MO 64141

--------
(1) Based upon an amended Schedule 13G, dated April 10, 1995, received by the Corporation from FMR Corp. According to such filing, Fidelity Management & Research Company ("Fidelity"), a wholly-owned subsidiary of FMR Corp. and a registered investment adviser, is the beneficial owner of 731,900 of such shares as a result of acting as investment adviser or sub-adviser to several registered investment companies.
(2) Based upon an amended Schedule 13G, dated June 9, 1995, received by the Corporation from The Travelers Group, Inc. ("Travelers"). Smith Barney Holdings Inc., a wholly-owned subsidiary of Travelers, and Travelers, both disclaimed beneficial ownership of such shares in a statement included in the same filing.
(3) Based upon a Schedule 13G, dated February 10, 1995, received by the Corporation from Twentieth Century Companies, Inc. ("TCC"). According to such filing, the shares indicated are held by an investment company client of Twentieth Century Investors, Inc. ("TCI"), a subsidiary of TCC. TCC, TCI, Investors Research Corporation, a subsidiary of TCC, and Mr. James E. Stovers, Jr., the owner of approximately 60% of the voting stock of TCC, all disclaimed beneficial ownership of the shares indicated in a statement included in the same filing.

                 EXECUTIVE COMPENSATION AND OTHER INFORMATION

REPORT OF BOARD OF DIRECTORS' COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

  The Compensation Committee (the "Committee") is comprised of Mr. Cook, Chairman, Dr. Tietjen and Ms. Jones, none of whom is or has been an officer or employee of the Corporation.

  The primary role of the Committee is to determine the compensation of the executives of the Corporation and its subsidiaries. The Committee is responsible for reviewing pay levels for senior executives, overseeing the Employee Profit Incentive Plan, the 1988 Stock Option Plan, the 1989 Non-Employee Directors' Non-Qualified Stock Option Plan, and recommending to the full Board of Directors appropriate actions to achieve a sound executive compensation policy in support of the Corporation's short- and long-term business objectives.

  The executive compensation programs of the Corporation are designed to achieve three fundamental objectives: (1) attract and retain qualified executives; (2) motivate performance to achieve specific strategic objectives of the Corporation; and (3) align the interests of senior management with the long-term interests of the Corporation's shareholders. At present, the basic components of the Corporation's executive compensation program are base salaries, a profit incentive plan, and long-term incentive compensation. The Corporation also provides broad-based employee benefit plans and certain other executive benefit plans. The Committee has determined that compensation for the Chief Executive Officer and other executive officers should be weighed in favor of more "pay at risk" or "variable pay."

  Base Salary: The Committee's philosophy is to set the base salary for officers below the median for comparable companies, and to give officers the opportunity to exceed this median via the officers' allocation under the Profit Incentive Plan ("Profit Plan"). The Committee determined the base salaries of the executive officers who joined the Corporation during fiscal 1995 after reviewing the salary structure of the Corporation and salary levels for similar positions at comparable companies.

  Profit Plan: Under the Profit Plan in effect for the fiscal year ended June 30, 1995, all active employees are eligible to participate in the Profit Plan. The Profit Plan provides variable compensation based on the pre-tax earnings of the Corporation and is used to focus management's and all other employees' attention on profits and the effective use of assets. Payments are allocated from a pool determined on Corporation-wide performance and calculated as a percentage of pre-tax profit. No pool is created if profits before tax and Profit Plan costs are less than $2 million or are less than 60 percent of the prior year's profits. The pool is increased as profits improve when compared to the prior year. The minimum pool is 10 percent of pre-tax, pre-Profit Plan costs with a maximum of 20 percent. Of the total Profit Plan pool, 2.5 percent per officer is allocated to the officers' portion of the pool. Each employee's payout is the ratio of his or her base earnings to the total base earnings of all employees in their pool. The payout is capped at 35 percent of each employee's base pay, except for officers whose cap is 75 percent of base pay-- thus making the officers' total compensation more dependent on profit improvements. Quarterly payments of the Profit Plan cannot exceed one-eighth of the year's forecasted pool and must be approved by the Committee.

  Long-Term Incentive Compensation: The Committee administers the Corporation's 1988 Stock Option Plan (the "Plan"). The purposes of the Plan are to benefit the Corporation by providing increased incentive to certain key employees, to aid the Corporation in attracting and retaining qualified employees and to promote the identification of such persons' interests with those of the Corporation's shareholders. All key employees of the Corporation are eligible to receive stock options, which are granted at a price equal to the current fair market value of the Corporation's stock and will be of value to the employee only if the stock value increases over time. Stock option awards generally vest over a five-year period and expire in ten years. Consistent with the purposes of the Plan, options were granted to certain of the Corporation's executive officers during fiscal 1995.

  The Corporation has a Supplemental Retirement Plan for a select group of management. Participants who have been such for ten years and remain employees until age 65, will receive a supplemental retirement benefit of $18,000 a year payable for fifteen years. Participants who have been such for five years and are 60 or older or who have been a participant for ten years and are 55 or older, may elect to retire and receive a reduced supplemental retirement benefit. The years of service requirements were waived for three executive officers who had participated in the Supplemental Retirement Plan prior to the amendment of such plan to include years of service requirements. Beneficiary benefits are a part of this plan.

  The Corporation maintains certain broad-based employee benefit plans in which senior executives participate. These plans include a Retirement Savings & Profit Sharing Plan, life and health insurance plans, and change of control agreements. These plans are not directly tied to the Corporation's performance.

  Chief Executive Compensation: The Corporation had entered into an employment agreement with Richard E. Perry. The agreement provided for employment, beginning on July 1, 1990, for four years at an annual salary of $200,000 during the period that Mr. Perry served as Chairman of the Board, President and Chief Executive Officer, and an annual salary of $100,000 during the period after Mr. Perry ceased to be the Chief Executive Officer. The agreement provided that Mr. Perry (or his surviving spouse) is entitled to receive certain additional annual payments after his retirement. The Corporation has renewed and extended Mr. Perry's employment agreement for an additional period ending October 31, 1997 on substantially the same terms.

  In addition, the Corporation and Mr. Perry have entered into an agreement providing that in the event of a subsequent change in control (defined as ownership of 30 percent or more of the Corporation's voting stock) or merger, sale of substantially all the assets of the Corporation or change in a majority of Directors, which results within one year in involuntary termination of employment, he shall be entitled to receive two times his then annual salary plus any awards under any incentive compensation plans, continuation for two years of medical and other insurance coverage plus cash sufficient to purchase a paid-up annuity of $1,000 a month for life.

  In fiscal year 1995, Mr. Perry earned $146,486 from the Profit Plan per the formula discussed under the Profit Plan.

      Submitted by,

      Donald M. Cook, Jr., Chairman
      Anne P. Jones
      James J. Tietjen

                          SUMMARY COMPENSATION TABLE

  The following table sets forth information concerning the compensation received by certain executive officers of the Corporation.

                                                                    LONG-TERM
                                                                   COMPENSATION
                                   ANNUAL COMPENSATION                AWARDS
                           --------------------------------------- ------------
                                                                                  ALL
                                                         OTHER                   OTHER
NAME AND                                                 ANNUAL                 COMPEN-
PRINCIPAL                                               COMPEN-      OPTIONS    SATION
POSITION                   YEAR SALARY($) BONUS($)    SATION($)(1)     (#)      ($)(2)
---------                  ---- --------- --------    ------------ ------------ -------
 Richard E. Perry          1995 $200,000  $146,486      $ 7,200          --     $ 8,199
 Chairman &                1994 $200,000  $ 72,277      $ 7,200       50,000    $ 6,287
 Chief Executive Officer   1993 $200,000  $ 60,434      $ 7,200          --     $ 6,561
 Gerhard B. Nederlof       1995 $ 92,803  $ 93,066(3)   $13,000        4,804        --
 Vice President--          1994 $ 92,803       --       $13,000        5,750        --
 International             1993 $ 86,275       --       $13,000        3,500        --
 Jack B. Andrews(4)        1995 $ 95,696  $ 78,682          --         4,306    $ 7,478(5)
 Vice President--Finance,  1994 $ 95,593  $ 36,845          --         6,875    $ 4,031
 Secretary and Treasurer   1993 $ 92,104  $ 27,813          --         3,500    $ 5,605
 Robert E. Hoffman(6)      1995 $ 90,000  $ 73,441(7)       --        23,500    $12,849(8)
 Vice President--Engi-
 neering
 William W. Provett,       1995 $ 93,982  $ 66,439          --           --     $16,681(10)
 Jr.(9)
 Vice President--Opera-    1994 $ 20,769       --           --           --         --
 tions
 and Manufacturing
 Daniel W. Finch(11)       1995 $111,109  $ 48,005      $ 4,050        1,304    $ 6,486(12)
 President and             1994 $113,264  $ 35,192      $ 2,700       11,125    $52,016
 Chief Operating Officer   1993 $ 94,725  $  8,500          --         3,500    $ 4,298
 David J. Eng(6)           1995 $ 76,155  $ 51,064          --        23,500    $45,890(13)
 Vice President--
 Sales and Marketing

--------
 (1) Represents agreed upon payments for car allowance and other amounts described below.
 (2) Consists of matching contributions to the Corporation's Retirement Savings and Profit Sharing Plan and other amounts described below.
 (3) Represents a bonus paid to Mr. Nederlof pursuant to the terms of his employment agreement with the Corporation. See "Employment Contracts and Termination of Employment Arrangements."
 (4) Mr. Andrews retired from his positions with the Corporation effective July 1, 1995.
 (5) Mr. Andrews' fiscal 1995 compensation also included $150 as a perfect attendance bonus and $150 as a healthy employee bonus.
 (6) Mr. Hoffman joined the Corporation on June 27, 1994 and Mr. Eng joined the Corporation on August 22, 1994. No compensation was paid by the Corporation to Messrs. Hoffman or Eng in fiscal years 1994 and 1993.
 (7) Includes a signing bonus of $10,000.
 (8) Mr. Hoffman's fiscal 1995 compensation also included $9,840 for reimbursement of moving expenses and $210 of shared travel savings.
 (9) Mr. Provett resigned from his position with the Corporation effective June 9, 1995.
(10) Mr. Provett's fiscal 1995 compensation also included $12,581 for reimbursement of moving expenses. Does not include severance of $30,000 paid to Mr. Provett in connection with his resignation.

(11) Mr. Finch was elected President and Chief Operating Officer in January 1994; prior to that, he was Vice President of the Corporation and President of C-COR/COMLUX, Inc. Mr. Finch resigned from his positions with the Corporation effective March 31, 1995.
(12) Mr. Finch's fiscal 1995 compensation also included $838 for reimbursement of moving expenses, and $150 as a perfect attendance bonus. Does not include severance paid to Mr. Finch in connection with his resignation. See "Employment Contracts and Termination of Employment Arrangements."
(13) Mr. Eng's fiscal 1995 compensation also included $44,955 for reimbursement of moving expenses.

                       OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth information concerning the grant of stock options under the Corporation's 1988 Stock Option Plan to the executive officers named in the summary compensation table.

                                                                          POTENTIAL
                                                                      REALIZABLE VALUE
                                                                         AT ASSUMED
                                                                        ANNUAL RATES
                                                                       OF STOCK PRICE
                                                                        APPRECIATION
                                     INDIVIDUAL GRANTS               FOR OPTION TERM(2)
                         -----------------------------------------   -------------------
                                    % OF TOTAL
                                     OPTIONS
                                    GRANTED TO EXERCISE
                          OPTIONS   EMPLOYEES  OR BASE
                         GRANTED(1) IN FISCAL   PRICE   EXPIRATION
         NAME               (#)        YEAR     ($/SH)     DATE        5%($)    10%($)
         ----            ---------- ---------- -------- ----------   --------- ---------
Richard E. Perry              --        --          --       --            --        --
Gerhard B. Nederlof         1,304        .7%   $  12.50  8/15/04     $  10,251 $  25,978
                            3,500       1.8%   $  27.25  6/20/05     $  59,980 $ 152,003
Jack B. Andrews             4,306       2.2%   $  12.50  8/15/04(3)  $  33,850 $  85,783
Robert E. Hoffman          20,000      10.2%   $11.6875  6/27/04     $ 147,004 $ 372,537
                            3,500       1.8%   $  27.25  6/20/05     $  59,980 $ 152,003
William W. Provett, Jr.       --        --          --       --            --        --
Daniel W. Finch             1,304        .7%   $  12.50  8/15/04(4)  $  10,251 $  25,978
David J. Eng               20,000      10.2%   $ 14.375  8/22/04     $ 180,807 $ 458,201
                            3,500       1.8%   $  27.25  6/20/05     $  59,980 $ 152,003

--------
(1) Represent options granted under the Corporation's 1988 Stock Option Plan to acquire shares of Common Stock. The options were granted at an exercise price equal to the fair market value of the Corporation's Common Stock on the date of grant. Unless otherwise indicated, the options become exercisable in increments of 20% per year over five years, beginning with the first anniversary of the date of grant.
(2) The amounts shown under these columns are the result of calculations at the 5% and 10% rates required by the Securities and Exchange Commission and are not intended to forecast future appreciation of the Corporation's stock price.
(3) As a result of Mr. Andrews' retirement, the options indicated will expire on February 29, 1996.
(4) As a result of Mr. Finch's resignation, the options indicated expired without exercise on March 31, 1995.

  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                    VALUES

  The following table sets forth information concerning the exercise of stock options granted under the Corporation's 1988 Stock Option Plan and 1980 Amended Stock Option Plan by the executive officers named in the table.

                                                                                    VALUE OF
                                                                 NUMBER OF         UNEXERCISED
                                                                UNEXERCISED      IN-THE-MONEY(2)
                                                                  OPTIONS            OPTIONS
                                                                    AT                 AT
                                                                FY/END (#)         FY/END ($)
                         SHARES ACQUIRED                       EXERCISABLE/       EXERCISABLE/
         NAME            ON EXERCISE (#) VALUE REALIZED ($)(1) UNEXERCISABLE    UNEXERCISABLE (3)
         ----            --------------- --------------------- -------------    -----------------
Richard E. Perry             45,000           $1,045,500           152,000/0    $    3,175,250/$0
Gerhard B. Nederlof           1,750           $   35,600        9,000/25,604    $191,051/$436,885
Jack B. Andrews              56,375           $1,897,334        7,600/23,706(4) $157,413/$447,165
Robert E. Hoffman               --                   --         4,000/19,500    $ 63,250/$249,750
William W. Provett, Jr.         --                   --              4,000/0    $       72,800/$0
Daniel W. Finch              17,250           $  238,534             1,300/0(5) $       26,912/$0
David J. Eng                    --                   --             0/23,500    $      0/$263,375

--------
(1) Represents the market value of option shares at exercise date, less the exercise price. The value realized was determined without consideration of taxes payable as a result of exercise.
(2) "In-the-Money" options are options with an exercise price less than the market price of the Corporation's Common Stock at June 30, 1995.
(3) Represents the market value of $27.50 per share as of June 30, 1995, less the exercise price.
(4) The options indicated are exercisable until February 29, 1996.
(5) The options indicated are exercisable until September 30, 1995.

EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT ARRANGEMENTS

  The Corporation and Mr. Perry entered into an employment agreement in 1990. This agreement and an agreement regarding any "changes in control" are included in the "Report of Directors' Compensation Committee on Executive Compensation" under "Executive Compensation and Other Information."

  The Corporation and Mr. Nederlof entered into an employment agreement in 1992. The agreement, which is for a term of five years expiring on December 31, 1996, provides for a current annual base salary of approximately $93,000 and an annual bonus based upon a percentage of the adjusted pre-tax profits generated by the Corporation's International division, C-COR Europe B.V. The employment agreement also provides for certain reduced annual bonus payments upon termination of Mr. Nederlof's employment (other than for cause) for each of the years remaining in the term of the agreement following such termination.

  In connection with his resignation, the Corporation entered into an agreement with Mr. Finch in April 1995. Pursuant to the terms of the agreement, the Corporation paid to Mr. Finch severance in the amount of $101,250, representing nine months of his base salary, and an additional $20,000 in lieu of profit sharing plan payments to which Mr. Finch would have been entitled if his employment had continued.

  In addition, the Corporation has a change of control agreement with each of the other officers which becomes effective upon a change in control of the Corporation, as defined in the agreement. In the event an officer is terminated involuntarily within eighteen (18) months after a change in control, the officer shall be entitled to: (a) two (2) times annual salary;
(b) two (2) times the Corporation's contribution to the officer's

Retirement Savings & Profit Sharing Plan; (c) the sum of the prior two (2) years' award from the Profit Incentive Plan; (d) twenty-four (24) months' coverage under the Corporation's various health insurance plans; (e) benefits payable under the Supplemental Retirement Plan, even if not yet attaining age 55; and (f) all outstanding stock options become immediately exercisable. If the officer resigns within eighteen (18) months after a change in control, the officer shall be entitled to the same benefits as from an involuntary termination if: (a) the officer determines there has been a significant change in his/her responsibilities or duties; or (b) the officer's base salary is reduced by more than ten percent (10%); or (c) if the officer is required to relocate more than forty (40) miles from his/her former place of work. The Corporation is responsible for up to $500,000 of the fees and expenses of counsel (plus the "grossed up" amount to cover federal and state income taxes) that the officer incurs in the enforcement of his/her rights under this agreement by litigation or other legal action.

                     COMPLIANCE WITH SECTION 16(a) OF THE
                        SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Corporation's Directors and officers, and persons who own more than ten percent of a registered class of the Corporation's equity securities, to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Corporation. Officers, Directors and greater than ten-percent shareholders are required by SEC regulation to furnish the Corporation with copies of all Section 16(a) forms they file. To the Corporation's knowledge, based solely on a review of the copies of such reports furnished to the Corporation and written representations that no other reports were required during the fiscal year ended June 30, 1995, all Section 16(a) filing requirements applicable to its officers, Directors and greater than ten-percent beneficial owners were complied with.

                             INDEPENDENT AUDITORS

  KPMG Peat Marwick LLP, independent certified public accountants, audited the consolidated financial statements of the Corporation for the fiscal year ended June 30, 1995. Representatives of KPMG Peat Marwick LLP are expected to attend the 1995 Annual Meeting of Shareholders, will have the opportunity to make a statement if they desire to do so and are expected to be available to answer appropriate questions. The Board of Directors has selected KPMG Peat Marwick LLP as the independent public accountants to audit the Corporation's consolidated financial statements for the fiscal year ended June 28, 1996.

                               PERFORMANCE GRAPH

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN
                        AMONG C-COR ELECTRONICS, INC.,
                   NASDAQ MARKET INDEX AND PEER GROUP INDEX

                                                FISCAL YEAR ENDING
COMPANY                    1990       1991       1992       1993       1994       1995

C-COR ELECTRONICS, INC.  $ 100      $  50.00   $ 115.91   $ 132.95   $ 225.00   $ 500.00
NASDAQ MARKET            $ 100      $  94.22   $ 101.52   $ 124.62   $ 136.66   $ 160.27
PEER GROUP               $ 100      $  96.86   $  99.18   $  88.72   $ 116.98   $ 148.62


                             [GRAPH APPEARS HERE]

                     ASSUMES $100 INVESTED ON JULY 1, 1990
                          ASSUMES DIVIDEND REINVESTED
                       FISCAL YEAR ENDING JUNE 30, 1995.

   Peer Group consists of the following equipment vendors as listed in Multichannel News (which are publicly-traded and have been publicly-traded for the entire comparison period): ADC Telecommunications, Incorporated, Augat Inc., Compression Labs, Inc., Northern Telecom Ltd., Oak Industries, Inc., Philips Electronics, NV (NY Shares), PICO Products, Inc., Pioneer Electronic Corp. (ADR), Scientific-Atlanta, Inc., Varian Associates, Inc., Wegener Corporation and Zenith Electronics Corporation. The companies comprising the peer group may change from year to year based upon the criteria specified above.

                                 OTHER MATTERS

  Management does not know of any matters to be brought before the meeting other than those referred to herein. If any other matters properly come before the meeting, the persons designated as proxies will vote thereon in accordance with their best judgment.

  It is important that proxies be returned promptly. Each shareholder who does not expect to attend the meeting in person is urged to sign and date the enclosed form of proxy and return it by mail. No postage is necessary if it is mailed in the United States.

                                          By order of the Board of Directors,

                                          /s/ CHRIS A. MILLER

                                          CHRIS A. MILLER
                                          Vice President-Finance,
                                          Secretary and Treasurer

September 15, 1995

P R O X Y


                            C-COR ELECTRONICS, INC.
                               STATE COLLEGE, PA

   PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION FOR
           ANNUAL MEETING OF SHAREHOLDERS TO BE HELD OCTOBER 17, 1995

  The undersigned hereby appoints Richard E. Perry, Dr. Philip L. Walker, Jr. and Donald M. Cook, Jr., and each of them, attorneys and proxies, with power of substitution in each of them to vote and act for and on behalf of the undersigned at the Annual Meeting of Shareholders of C-COR Electronics, Inc. to be held on Tuesday, October 17, 1995, and at all adjournments thereof, according to the number of shares which the undersigned would be entitled to vote if then personally present, as indicated hereon and in their discretion upon such other business as may come before the meeting, all as set forth in the notice of the meeting and in the proxy statement furnished herewith, copies of which have been received by the undersigned; hereby ratifying and confirming all that said attorneys and proxies may do or cause to be done by virtue hereof.

  IT IS AGREED THAT UNLESS OTHERWISE MARKED ON THE REVERSE HEREOF SAID ATTORNEYS AND PROXIES ARE APPOINTED WITH AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS AND TO VOTE IN THEIR DISCRETION ON SUCH OTHER BUSINESS AS MAY PROPERLY COME BECOME BEFORE THE MEETING.

 (PLEASE FILL IN, SIGN AND DATE THIS PROXY CARD ON THE REVERSE SIDE AND RETURN
                     IT PROMPTLY IN THE ENCLOSED ENVELOPE)

                                                                -----------
                                                                SEE REVERSE
                                                                    SIDE
                                                                -----------

[X]  PLEASE MARK YOUR   ++                                       +
     VOTES AS IN THIS   +                                        +
     EXAMPLE.                                                    +++++


 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE NOMINEES AND PROPOSAL LISTED
                                          ---
 BELOW.

                FOR ALL NOMINEES   WITHHOLD AUTHORITY

1. Election of        [_]                  [_]
   Directors:

   FOR all nominees listed below (except as marked to the contrary below)
   Nominees: For a term expiring in 1998: Anne P. Jones, Dr. James J. Tietjen, John J. Omlor
   To withhold authority to vote for any individual nominee, write that nominee's name in the space below.

2. In their discretion, the proxies
   are authorized to vote upon
   such other business as may
   properly come before the
   meeting.

-------------------------------------------------------------------------------




SIGNATURE(S) _____________________________________________DATED____,     (SEAL)

             _____________________________________________DATED____,     (SEAL)

Note: Signature should be the same as the name printed above: executors, administrators, trustees, guardians, attorneys and officers of corporations should add their title when signing.